FOR IMMEDIATE RELEASE
MIDWESTONE FINANCIAL GROUP, INC. ANNOUNCES SALE OF FLORIDA OPERATIONS

IOWA CITY, Iowa, September 25, 2023 – MidWestOne Financial Group, Inc. (Nasdaq: MOFG) (“MidWestOne”, “we”, “our”, or the “Company”) today announced that it has executed a definitive purchase and assumption agreement for the sale of its Florida operations to DFCU Financial. This transaction is an all cash deal that has been approved by the respective board of directors, and is expected to close in the second quarter of 2024.

Transaction Highlights

•MidWestOne is divesting its Florida operations, identified as a non-core market during our 2023 long-term strategic planning process
•The purchaser of our Florida operations is DFCU Financial, a $6.4 billion1 asset credit union headquartered in Michigan with a successful history of acquisitions, including its 2022 purchase of a ~$700 million asset commercial bank located in Florida
•We will receive a deposit premium of 7.5%, or approximately $11.9 million, pre-tax, based on our deposits as of June 30, 2023. This sale will include the transfer of $158.8 million of deposits1, $162.2 million in gross loans1, and our two branches

Charles (“Chip”) Reeves, Chief Executive Officer of the Company, commented, “We have enjoyed serving customers in the regions of Fort Myers and Naples, Florida, and are very grateful to have had the opportunity to do so. However, as part of our long-term strategic planning process, we reviewed our geographic footprint with a focus on improving scale, and, ultimately, profitability. While our Florida operations have been performing well, we never reached the scale to allow this market to become a growth driver for MidWestOne without significant investment. This divestiture is an important step in the successful execution of our strategic plan. We anticipate utilizing the proceeds to continue scaling our targeted growth markets of the Twin Cities, Denver, and Metro Iowa.”

Advisors
Hovde Group, LLC served as financial adviser and Barack Ferrazzano Kirschbaum & Nagelberg LLP provided legal counsel to MidWestOne. Donnelly Penman & Partners, Inc. served as financial adviser and Honigman LLP provided legal counsel to DFCU Financial.

About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne Financial Group, Inc. trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Cautionary Note Regarding Forward Looking Statements
Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements may
1 As of June 30, 2023

include information about MidWestOne’s possible or assumed future economic performance or future results of operations, including MidWestOne’s future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows, and MidWestOne’s future capital expenditures and dividends, future financial condition and changes therein, including changes in MidWestOne’s loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for MidWestOne’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on MidWestOne’s operations, results of operations, financial condition, and future economic performance, statements about the benefits of the merger, and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim”, “anticipate”, “estimate”, “expect”, “goal”, “guidance”, “intend”, “is anticipated”, “is expected”, “is intended”, “objective”, “plan”, “projected”, “projection”, “will affect”, “will be”, “will continue”, “will decrease”, “will grow”, “will impact”, “will increase”, “will incur”, “will reduce”, “will remain”, “will result”, “would be”, variations of such words or phrases (including where the word “could”, “may”, or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that MidWestOne makes are based on our current expectations and assumptions regarding MidWestOne’s business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect MidWestOne’s future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the asset purchase agreement, with respect to the branch sale, the outcome of any legal proceedings that may be instituted against MidWestOne, delays in completing the branch sale, the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the company or the expected benefits of the branch sale) and shareholder approval or to satisfy any of the other conditions to the branch sale on a timely basis or at all, the possibility that the anticipated benefits of the branch sale are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where MidWestOne does business, the possibility that the branch sale may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships. MidWestOne disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on MidWestOne, and factors which could affect the forward-looking statements contained herein can be found in MidWestOne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2023 and June 30, 2023 and its other filings with the SEC.

Contact:
Barry S. Ray
Chief Financial Officer
MidWestOne Financial Group, Inc.
319-356-5800